FOR IMMEDIATE RELEASE

For:	Evans Bancorp, Inc. 14-16 North Main Street Angola, New York 14006	Contact: Mark DeBacker, Treasurer Phone: (716) 926-2000 Fax: (716) 926-2005

Evans Bancorp Announces Resignation of Treasurer

ANGOLA, NY, July 20, 2006 – Evans Bancorp, Inc. (NASDAQ: EVBN), a financial services company serving Western New York, announced today that Mark DeBacker, Treasurer for Evans Bancorp and Senior Vice President and Chief Financial Officer for its subsidiary, Evans National Bank, has resigned from his positions. Mr. DeBacker has accepted an opportunity for the position of Senior Vice President and Chief Financial Officer at another financial institution in Las Vegas, NV. His resignation will be effective August 11, 2006.

James Tilley, President and Chief Executive Officer of Evans Bancorp, commented, “Mark has made a significant contribution to Evans by creating efficiencies in our financial operation, building a strong finance and accounting team, and enhancing our internal controls procedures. We thank him for his time here and wish him all the best in his new position.”

The Board and management are evaluating internal candidates and have concurrently initiated an external search for a new Chief Financial Officer. Mr. DeBacker will complete the reporting of financial results for the second quarter 2006.

Mr. DeBacker joined Evans Bancorp in May 2001 and was appointed Treasurer in April 2003.

About Evans Bancorp, Inc.

Evans Bancorp, Inc., a financial holding company, is the parent company of Evans National Bank, a commercial bank with 10 branches located in Western New York with approximately $460 million in assets and $368 million in deposits at March 31, 2006. Evans National Leasing, Inc., a wholly-owned subsidiary of Evans National Bank is a general business equipment leasing company. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail and commercial property and casualty insurance through 12 agencies in the Western New York region. ENB Associates, a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products such as annuities and mutual funds.

More information on Evans Bancorp, Inc and Evans National Bank can be found at its websites: www.evansbancorp.com and www.evansnationalbank.com.

This press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include, among others, the following: (1) the inability of the Company to identify a qualified candidate to succeed Mr. DeBacker; (2) competitive pressures among financial services companies; and (3) general economic conditions; (4) changes in legislation or regulatory requirements. Additional information on factors that could affect the Company’s business and results is discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.